AGREEMENT

AGREEMENT made as of the 26th day of August, 2005, by and between:

Scott Raleigh with an address at 4500 Route 9, #1000, Freehold, New Jersey 07728 (“SELLER”);

and

Jay Merkle, Eric Merkle, Craig Massey, Joseph Blimline, individuals with a principal address at 781 Progress court, Williamstown, Michigan 48895 (“PURCHASERS”).

R E C I T A L S:

FIRST, SELLER is the owner of 100,000 shares of common stock of 51145, Inc., a Delaware corporation (“51145”).

SECOND, SELLER desires to sell all 100,000 of his issued and outstanding shares in 51145 to PURCHASERS in consideration of the following.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.0	Transfer of Shares.

SELLER hereby transfers and delivers 100,000 of his issued and outstanding shares in 51145 to PURCHASERS in consideration of $36,000. Upon receipt of the consideration into the Anslow & Jaclin, LLP Attorney Trust Account, SELLER will immediately forward the 100,000 51145 shares to PURCHASERS in the following manner:

Jay Merkle-25,000 shares
Eric Merkle-25,000 shares
Craig Massey-25,000 shares
Joseph Blimline-25,000 shares

2.0       Representations and Warranties of SELLER. SELLER hereby represents and warrants to PURCHASERS that:

2.1	Authority. SELLER has the power and authority to execute and deliver this

Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SELLER and constitutes a valid and binding instrument, enforceable in accordance with its terms.

2.2 Resignation. SELLER represents that he is the sole shareholder of 51145 and that PURCHASERS are purchasing all of the issued and outstanding shares of 51145. SELLER hereby agrees that upon receipt of the consideration set forth above, he is relinquishing all interest in the 100,000 shares of 51145 stock. In addition, upon execution of this agreement, SELLER shall resign as the sole officer and director of 51145.

2.3       Compliance with Other Instruments. The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which SELLER is a party or by which SELLER is bound.

2.4       Title to SELLER’S shares in 51145. SELLER is the sole legal and beneficial owner of its shares in 51145 and has good and marketable title thereto, free and clear of any liens, claims, rights and encumbrances.

2.5       No Claims; Indemnity. There are currently no claims or lawsuits threatened or pending against 51145 or SELLER as the owner of the 51145 shares, and SELLER is unaware of any conditions or circumstances that would lead to or justify the filing of any claim or lawsuit. If, after the consummation of this transaction and the transfer of the 51145 shares from SELLER to PURCHASERS any claim or lawsuit shall be filed against 51145 or PURCHASERS (as the owner of the 51145 shares), arising out of any circumstances whatsoever prior to transfer of the shares, SELLER shall defend, indemnify and hold PURCHASERS harmless from and against any and all such claims or lawsuits or any awards or judgments granted thereunder.

3.0       Representations and Warranties of PURCHASERS. PURCHASERS hereby unconditionally represents and warrants to SELLER that:

3.1       Authority. PURCHASERS has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by PURCHASER and constitutes a valid and binding instrument, enforceable in accordance with its terms.

3.2       Compliance with Other Instruments. The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which PURCHASER is a party or by which PURCHASERS is bound.

3.3 Rule 145 Restriction. PURCHASERS hereby agrees that such shares are restricted pursuant to Rule 145 and therefore subject to Rule 145 resale requirements.

4.0       Notices. Notice shall be given by certified mail, return receipt requested, the date of notice being deemed the date of postmarking. Notice, unless either party has notified the other of an alternative address as provided hereunder, shall be sent to the address as set forth herein.

5.0       Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of New Jersey.

6.0       Severability. In the event that any term, covenant, condition, or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.

7.0       Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

8.0        Invalidity.        If any paragraph of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, Paragraph, section or part of this Agreement.

9.0 Gender and Number. Words importing a particular gender mean and include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary.

10.0     Amendments. No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, except as herein otherwise provided.

11.       No Assignments. Neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

12.        Waiver of Counsel. PURCHASERS and SELLER hereby acknowledge that they have the right to obtain legal counsel for this transaction. In addition, both parties hereby acknowledge that Anslow & Jaclin, LLP represents 51145 and no other party in this transaction. It has drafted this agreement for convenience purposes only.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have signed this Agreement by their duly authorized officers the day and year first above written.

SELLER:

By: /s/ Scott Raleigh

SCOTT RALEIGH

By: /s/ Jay Merkle	By: /s/	Eric Merkle
JAY MERKLE		ERIC MERKLE

By: /s/ Craig Massey	By: /s/	Joseph Blimline
CRAIG MASSEY		JOSEPH BLIMLINE